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                                                                   EXHIBIT 12.1


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

Mellon Financial Corporation (parent corporation) (a)
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                                                                                                        Quarter ended
                                                                                                           March 31,
(dollar amounts in millions)                                                                        2000               1999
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
Income before income taxes and equity in undistributed net income (loss)
  of subsidiaries                                                                                   $163               $ 73
Fixed charges: interest expense, trust-preferred securities expense and
  amortization of debt issuance costs                                                                 58                 54
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       Total earnings (as defined)                                                                  $221               $127
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Ratio of earnings (as defined) to fixed charges                                                     3.81               2.35
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(a)  The parent Corporation ratios include the accounts of Mellon Financial
     Corporation (the "Corporation") and Mellon Funding Corporation, a wholly owned subsidiary of the Corporation that functions as a financing entity for the Corporation and its subsidiaries by issuing commercial paper and other debt guaranteed by the Corporation, and Mellon Capital I and Mellon
     Capital II, special-purpose business trusts formed by the Corporation, that exist solely to issue capital securities. Because these ratios exclude from earnings the equity in undistributed net income (loss) of subsidiaries, these ratios vary with the payment of dividends by such subsidiaries.